Exhibit 99.1

MasterCard Incorporated Reports

Second-Quarter 2012 Financial Results

•	Net income of $713 million, or $5.65 per diluted share, excluding a special item

•	Net income of $700 million, or $5.55 per diluted share, including a special item

•	Net revenue increase of 9%, to $1.8 billion

•	Gross dollar volume up 15% and purchase volume up 13%

Purchase, NY, August 1, 2012 – MasterCard Incorporated (NYSE: MA) today announced financial results for the second quarter of 2012. Excluding a special item, the company reported net income of $713 million, up 17%, and earnings per diluted share of $5.65, up 19%, in each case versus the year-ago period. Including the special item, an incremental $13 million after-tax charge related to the U.S. merchant litigations, the company reported net income of $700 million, or $5.55 per diluted share. The company’s total operating expenses, operating income, net income and earnings per share, excluding the special item, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables.

Net revenue for the second quarter of 2012 was $1.8 billion, a 9% increase versus the same period in 2011. On a constant currency basis, net revenue increased 13% compared to the same period in 2011. Net revenue growth was driven by the impact of the following:

•	A 15% increase in gross dollar volume on a local currency basis, to $890 billion;

•	An increase in processed transactions of 29%, to 8.5 billion; and

•	An increase in cross-border volumes of 17%.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes.

Worldwide purchase volume during the quarter was up 13% on a local currency basis versus the second quarter of 2011, to $661 billion. As of June 30, 2012, the company’s customers had issued 1.8 billion MasterCard and Maestro-branded cards.

“Though economic uncertainties continued to persist, we experienced solid volume and processed transaction growth in all regions as we are focused on driving our global business to expand the reach of electronic payments,” said Ajay Banga, MasterCard president and CEO. “We are executing on strategic partnerships as demonstrated by our recent announcement with Deutsche Telekom and the completion of AliPay’s integration with the DataCash payment platform, which will expand AliPay’s reach to online retailers outside of China. We also continue to work with government entities around the world, like the South African Social Security Agency, to help them implement more efficient and secure ways to deliver social benefits and to increase transparency and financial inclusion.”

-more-

MasterCard Incorporated – Page 2

Based on the company’s decision to enter into settlement agreements in the U.S. merchant litigations, the company recorded a $20 million pre-tax charge, or $13 million on an after-tax basis, in the second quarter of 2012. This special item is incremental to the charge taken in the fourth quarter of 2011 to reflect the company’s total financial portion of $790 million in the settlement of these cases.

Excluding the special item, total operating expenses increased 6%, to $826 million in the second quarter of 2012. On a constant currency basis, operating expenses increased 9%. The increase in total operating expenses was primarily driven by higher personnel costs related to strategic initiatives. Including the special item, total operating expenses for the second quarter of 2012 increased 8% versus the year-ago period, to $846 million.

Excluding the special item, operating income for the second quarter of 2012 increased 12% over the year-ago period and the company delivered an operating margin of 54.6%.

MasterCard reported other expense of $1 million in the second quarter of 2012 versus other income of $7 million in the second quarter of 2011. The change was primarily driven by increased expenses from investments in joint ventures.

Including the special item, the effective tax rate was 28.0% in the second quarter of 2012, versus a rate of 31.8% in the comparable period in 2011. The decrease was primarily due to discrete benefits relating to additional export incentives and the conclusion of tax examinations in certain jurisdictions. A more favorable geographic mix of earnings also contributed to the decrease.

During the second quarter of 2012, MasterCard repurchased approximately 1.6 million shares of Class A common stock at a cost of $671 million. Quarter-to-date through July 26, the company repurchased an additional 132,250 shares at a cost of approximately $57 million, with $1.4 billion remaining under the most recent $1.5 billion repurchase program authorization.

Year-to-Date 2012 Results

For the six months ended June 30, 2012, MasterCard reported net income of $1.4 billion, or $11.01 per diluted share, excluding the special item from the second quarter of 2012. Including the special item, diluted earnings per share was $10.91.

Net revenue for the six months ended June 30, 2012 was $3.6 billion, an increase of 13% versus the same period in 2011, or 16% on a constant currency basis. Gross dollar volume growth of 17%, transaction processing growth of 29% and cross-border volume growth of 18% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed customer agreements and increased volumes.

MasterCard Incorporated – Page 3

Excluding the special item, total operating expenses increased 9%, to $1.6 billion, for the six months ended June 30, 2012, primarily due to higher personnel costs related to strategic initiatives. Excluding currency fluctuations, total operating expenses increased 12%. Including the special item, total operating expenses increased 11%.

Excluding the special item, operating income increased 16% for the first half of 2012 versus the first half of 2011, delivering an operating margin of 55.7%.

MasterCard reported total other expense of $2 million for the six months ended June 30, 2012, versus other income of $7 million in the same period last year. This change was primarily driven by increased expenses from investments in joint ventures.

MasterCard’s effective tax rate was 30.0% in the six months ended June 30, 2012, including and excluding the special item, versus a rate of 32.3% in the comparable period in 2011. The decrease was primarily due to discrete benefits relating to additional export incentives and the conclusion of tax examinations in certain jurisdictions. A more favorable geographic mix of earnings also contributed to the decrease.

Second-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its second-quarter results.

The dial-in information for this call is 866-383-8008 (within the U.S.) and 617-597-5341 (outside the U.S.) and the passcode is 96010404. A replay of the call will be available for one week following the meeting. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 11595402.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at mastercard.com.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a global payments and technology company. It operates the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Conversations Blog and subscribe for the latest news.

MasterCard Incorporated – Page 4

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the Company’s ability to execute on strategic partnerships and partner with governments around the world to expand the reach of electronic payments.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2011, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2012, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jim Issokson, james_issokson@mastercard.com, 914-249-6286

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions, except per share data)
Revenues, net	$1,820	$1,667	$3,578	$3,168
Operating Expenses
General and administrative	591	540	1,170	1,034
Advertising and marketing	179	193	304	322
Depreciation and amortization	56	49	110	91
Provision for litigation settlement	20	—	20	—

Total operating expenses	846	782	1,604	1,447

Operating income	974	885	1,974	1,721
Other Income (Expense)
Investment income	9	11	18	23
Interest expense	(3)	(2)	(9)	(12)
Other income (expense), net	(7)	(2)	(11)	(4)

Total other income (expense)	(1)	7	(2)	7

Income before income taxes	973	892	1,972	1,728
Income tax expense	273	284	591	558

Net income	700	608	1,381	1,170
Loss attributable to non-controlling interests	—	—	1	—

Net Income Attributable to MasterCard	$700	$608	$1,382	$1,170

Basic Earnings per Share	$5.56	$4.77	$10.95	$9.08

Basic Weighted Average Shares Outstanding	126	127	126	129

Diluted Earnings per Share	$5.55	$4.76	$10.91	$9.05

Diluted Weighted Average Shares Outstanding	126	128	127	129

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2012	December 31, 2011
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,153	$3,734
Investment securities available-for-sale	1,803	1,215
Accounts receivable	844	808
Settlement due from customers	807	601
Restricted security deposits held for customers	726	636
Prepaid expenses and other current assets	592	404
Deferred income taxes	358	343

Total Current Assets	8,283	7,741
Property, plant and equipment, net	458	449
Deferred income taxes	116	88
Goodwill	1,009	1,014
Other intangible assets, net of accumulated amortization	656	665
Other assets	718	736

Total Assets	$11,240	$10,693

LIABILITIES AND EQUITY
Accounts payable	$330	$360
Settlement due to customers	803	699
Restricted security deposits held for customers	726	636
Accrued litigation	790	770
Accrued expenses	1,475	1,610
Other current liabilities	183	142

Total Current Liabilities	4,307	4,217
Deferred income taxes	105	113
Other liabilities	552	486

Total Liabilities	4,964	4,816
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 133,196,600 and 132,771,392 shares issued and 119,783,424 and 121,618,059 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 5,114,123 and 5,245,676 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,571	3,519
Class A treasury stock, at cost, 13,413,176 and 11,153,333 shares, respectively	(3,311)	(2,394)
Retained earnings	6,052	4,745
Accumulated other comprehensive loss	(47)	(2)

Total Stockholders’ Equity	6,265	5,868
Non-controlling interests	11	9

Total Equity	6,276	5,877

Total Liabilities and Equity	$11,240	$10,693

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2012	2011
	(in millions)
Operating Activities
Net income	$1,381	$1,170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110	91
Share-based payments	41	36
Stock units withheld for taxes	(38)	(32)
Tax benefit for share-based compensation	(33)	(10)
Deferred income taxes	(55)	94
Other	24	13
Changes in operating assets and liabilities:
Accounts receivable	(51)	(22)
Income taxes receivable	(31)	—
Settlement due from customers	(213)	42
Prepaid expenses	(140)	(73)
Obligations under litigation settlements	20	(300)
Accounts payable	(27)	34
Settlement due to customers	112	(127)
Accrued expenses	(50)	(84)
Net change in other assets and liabilities	18	61

Net cash provided by operating activities	1,068	893

Investing Activities
Acquisition of business, net of cash acquired	—	(460)
Purchases of investment securities available-for-sale	(1,054)	(39)
Purchases of property, plant and equipment	(40)	(35)
Capitalized software	(67)	(37)
Proceeds from sales of investment securities available-for-sale	104	30
Proceeds from maturities of investment securities available-for-sale	386	28
Proceeds from maturities of investment securities held-to-maturity	—	301
Investment in nonmarketable equity investments	(19)	(2)

Net cash used in investing activities	(690)	(214)

Financing Activities
Purchases of treasury stock	(919)	(1,041)
Dividends paid	(57)	(39)
Payment of debt	—	(21)
Tax benefit for share-based compensation	33	10
Cash proceeds from exercise of stock options	18	8
Contribution by non-controlling interest	3	—

Net cash used in financing activities	(922)	(1,083)

Effect of exchange rate changes on cash and cash equivalents	(37)	101

Net decrease in cash and cash equivalents	(581)	(303)
Cash and cash equivalents - beginning of period	3,734	3,067

Cash and cash equivalents - end of period	$3,153	$2,764

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$—	$549

Fair value of liabilities assumed related to an acquisition	$—	$89

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended June 30, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$233	19.2%	22.8%	$158	21.9%	1,662	$75	24.9%	573	326	353	10.2
Canada	32	3.4%	7.9%	29	8.9%	324	3	-1.2%	6	40	49	0.9
Europe	263	5.1%	16.4%	184	12.0%	2,574	79	28.3%	475	242	258	9.7
Latin America	71	3.2%	18.7%	43	24.2%	795	28	11.2%	177	113	137	4.8

Worldwide less United States	599	9.8%	18.6%	414	16.6%	5,355	185	23.5%	1,231	721	797	25.6
United States	291	8.7%	8.7%	246	8.7%	4,395	44	8.5%	302	278	310	8.7

Worldwide	890	9.4%	15.2%	661	13.5%	9,750	229	20.3%	1,533	999	1,107	34.3
MasterCard Credit and Charge Programs
Worldwide less United States	380	8.5%	15.7%	333	16.3%	3,817	48	11.7%	202	465	527
United States	142	3.2%	3.2%	135	5.2%	1,574	6	-27.3%	7	147	176

Worldwide	522	7.0%	12.0%	468	12.9%	5,391	54	5.2%	209	612	703
MasterCard Debit Programs
Worldwide less United States	219	12.3%	24.0%	82	17.6%	1,538	137	28.2%	1,029	256	270
United States	149	14.4%	14.4%	111	13.3%	2,821	38	18.0%	296	131	134

Worldwide	368	13.1%	20.0%	193	15.1%	4,359	175	25.8%	1,324	387	404

	For the 6 Months ended June 30, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$456	22.0%	23.2%	$309	22.7%	3,213	$147	24.2%	1,095	326	353
Canada	61	5.8%	9.0%	55	10.4%	613	6	-3.3%	11	40	49
Europe	505	8.8%	17.4%	357	13.1%	4,934	148	29.1%	896	242	258
Latin America	143	9.5%	21.0%	87	26.7%	1,548	57	13.1%	350	113	137

Worldwide less United States	1,165	13.5%	19.6%	808	17.8%	10,309	357	23.7%	2,352	721	797
United States	574	11.2%	11.2%	482	10.8%	8,571	92	13.4%	604	278	310

Worldwide	1,739	12.8%	16.7%	1,290	15.1%	18,881	449	21.4%	2,955	999	1,107
MasterCard Credit and Charge Programs
Worldwide less United States	742	12.0%	16.8%	649	17.6%	7,365	93	11.8%	389	465	527
United States	273	5.1%	5.1%	260	6.6%	3,031	13	-18.3%	13	147	176

Worldwide	1,015	10.1%	13.4%	909	14.2%	10,397	106	6.9%	402	612	703
MasterCard Debit Programs
Worldwide less United States	423	16.3%	24.7%	159	18.9%	2,944	264	28.5%	1,963	256	270
United States	301	17.5%	17.5%	222	16.2%	5,540	79	21.4%	590	131	134

Worldwide	724	16.8%	21.6%	381	17.3%	8,484	343	26.8%	2,554	387	404

	For the 3 Months ended June 30, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$196	36.3%	24.7%	$132	27.2%	1,394	$64	20.0%	443	287	313
Canada	31	15.0%	8.1%	28	10.3%	293	3	-9.1%	5	39	48
Europe	250	30.8%	17.4%	181	14.2%	2,231	69	26.8%	395	208	223
Latin America	69	34.9%	24.7%	40	28.4%	671	29	19.8%	170	105	129

Worldwide less United States	546	32.2%	20.3%	382	19.5%	4,589	164	22.0%	1,013	639	713
United States	267	9.9%	9.9%	227	11.3%	3,987	41	2.6%	270	268	302

Worldwide	813	23.9%	16.6%	608	16.3%	8,576	205	17.6%	1,283	907	1,014
MasterCard Credit and Charge Programs
Worldwide less United States	351	27.7%	16.3%	305	18.7%	3,348	46	2.9%	182	447	509
United States	137	5.3%	5.3%	129	6.0%	1,522	9	-4.9%	7	144	173

Worldwide	488	20.5%	13.0%	433	14.6%	4,871	54	1.6%	190	592	683
MasterCard Debit Programs
Worldwide less United States	195	41.3%	28.0%	77	23.0%	1,240	118	31.5%	830	192	203
United States	130	15.2%	15.2%	98	19.0%	2,465	32	4.8%	263	124	128

Worldwide	325	29.5%	22.5%	175	20.8%	3,705	150	24.7%	1,093	316	331

	For the 6 Months ended June 30, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$374	31.9%	22.5%	$252	24.4%	2,688	$122	18.7%	850	287	313
Canada	57	13.8%	7.3%	51	8.8%	550	6	-4.1%	10	39	48
Europe	464	23.3%	16.4%	339	13.5%	4,245	125	24.9%	735	208	223
Latin America	131	31.0%	22.4%	76	26.8%	1,286	55	16.8%	333	105	129

Worldwide less United States	1,026	26.7%	18.7%	718	18.1%	8,770	308	20.2%	1,928	639	713
United States	516	7.9%	7.9%	435	9.4%	7,632	81	0.7%	524	268	302

Worldwide	1,542	19.7%	14.9%	1,153	14.7%	16,402	389	15.5%	2,452	907	1,014
MasterCard Credit and Charge Programs
Worldwide less United States	663	22.3%	14.5%	575	17.0%	6,412	87	0.5%	347	447	509
United States	260	5.1%	5.1%	244	5.5%	2,892	16	-0.5%	14	144	173

Worldwide	922	16.9%	11.7%	819	13.3%	9,304	103	0.3%	361	592	683
MasterCard Debit Programs
Worldwide less United States	364	35.5%	27.3%	143	22.9%	2,358	221	30.3%	1,581	192	203
United States	256	11.0%	11.0%	191	14.8%	4,740	65	1.0%	510	124	128

Worldwide	620	24.2%	20.0%	334	18.1%	7,098	285	22.2%	2,091	316	331

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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MasterCard Incorporated – Page 10

GAAP Reconciliations

($ in millions, except per share data)

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011
	Actual	Special Item		Non-GAAP	Actual
Provision for litigation settlement	$20	$(20)		$—	$—
Total operating expenses	846	(20)		826	782
Operating income	974	20		994	885
Operating Margin	53.5%			54.6%	53.1%
Income before income taxes	973	20		993	892
Income tax expense	273	7	a	280	284
Net Income Attributable to MasterCard	700	13		713	608

Basic Earnings per Share	$5.56	$0.11		$5.67	$4.77
Diluted Earnings per Share	$5.55	$0.10		$5.65	$4.76

a- Tax effect of provision for litigation settlement

	Six Months Ended June 30, 2012				Six Months Ended June 30, 2011
	Actual	Special Item		Non-GAAP	Actual
Provision for litigation settlement	$20	$(20)		$—	$—
Total operating expenses	1,604	(20)		1,584	1,447
Operating income	1,974	20		1,994	1,721
Operating Margin	55.2%			55.7%	54.3%
Income before income taxes	1,972	20		1,992	1,728
Income tax expense	591	7	a	598	558
Net Income Attributable to MasterCard	1,382	13		1,395	1,170

Basic Earnings per Share	$10.95	$0.10		$11.05	$9.08
Diluted Earnings per Share	$10.91	$0.10		$11.01	$9.05

a- Tax effect of provision for litigation settlement

Note: Figures may not sum due to rounding